UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 3, 2020

The ExOne Company

(Exact name of registrant as specified in its charter)

Delaware	001-35806	46-1684608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
127 Industry Boulevard North Huntingdon, Pennsylvania		15642
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (724) 863-9663

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	XONE	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”) (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In response to the market, economic and financial challenges caused by the COVID-19 pandemic, The ExOne Company (the “Company”) has made certain organizational changes, including the departure of Charlie Grace, who served as the Chief Customer Officer of the Company, effective April 3, 2020. In connection with Mr. Grace’s departure, the Company and Mr. Grace entered into a Confidential Separation and Release Agreement (the “Separation Agreement”) that provides for, among other things, a payment to Mr. Grace in the amount of $124,997.60, representing 6 months of his base pay, less all relevant taxes and other withholdings, in a lump sum to be paid through the Company’s normal payroll processing, on the next regularly scheduled pay date following the effective date of the Separation Agreement. If Mr. Grace elects to continue his health and welfare benefits under COBRA, the Company has also agreed to pay six months of Mr. Grace’s COBRA continuation premium. Pursuant to the terms of the Separation Agreement, Mr. Grace has provided the Company with a general release of claims against the Company and its affiliates. Mr. Grace signed the Separation Agreement on April 9, 2020 and it will become effective on the eighth day thereafter, or April 17, 2020, if it is not revoked by Mr. Grace. The Separation Agreement is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The ExOne Company (Registrant)

Date: April 9, 2020	/s/ Loretta L. Benec
Loretta L. Benec
General Counsel & Corporate Secretary